Exhibit 99.1

MacDermid, Incorporated and Matrix Acquisition Corp. Announce Receipt of Shareholder Approval, Completion of Tender Offer and Closing of Merger

New York, NY, April 12, 2007 — MacDermid, Incorporated (NYSE: MRD), a Connecticut corporation (the “Company”), and Matrix Acquisition Corp., a Connecticut corporation (the “Purchaser”), announced today that the Company’s shareholders, voting at a special meeting today, have approved the Company’s previously announced merger (the “Merger”) with the Purchaser, an acquisition vehicle formed by an investor group led by Court Square Capital Partners II, L.P., Weston Presidio V, L.P. and Daniel H. Leever for purposes of completing the Merger.

With shareholder approval of the Merger, the parties today filed a certificate of merger with the Connecticut Secretary of State to consummate the Merger.  Pursuant to the terms of the Merger, each of the Company’s outstanding shares of common stock, without par value, have been converted into the right to receive $35.00 in cash per share.  The Company has appointed The Bank of New York as the agent for payment of the merger consideration.  The Company anticipates that the paying agent will contact shareholders soon with instructions on how to receive payment for the shares.  Accordingly, shares of the Company’s common stock will no longer trade on the New York Stock Exchange.

In connection with the closing of the Merger, the Purchaser also announced that it has accepted for purchase approximately $298,830,000 aggregate principal amount of the Company’s 9⅛% Senior Subordinated Notes due 2011 (the “Notes”) that were validly tendered pursuant to the Purchaser’s previously announced cash tender offer and solicitation of consents, representing approximately 99% of the Notes outstanding.  The tender offer is scheduled to expire at 5:00 p.m., New York City time, on April 17, 2007.  The settlement of the purchase of such notes occurred concurrently with the closing of the Merger.

Also in connection with the closing of the Merger, the Purchaser sold $350,000,000 in aggregate principal amount of 9½% senior subordinated notes due 2017 (the “New Notes”) in a private offering.  The New Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Court Square Capital Partners

Court Square Capital Partners (“CSC”) is one of the world’s oldest and most active private equity firms, having led over 250 private equity investments over the past 28 years. The firm focuses on acquiring a majority ownership position, in partnership with strong management teams, in middle market companies capable of significant earnings growth. CSC currently has over $6 billion of capital under management.

About Weston Presidio

Weston Presidio, formed in 1991, provides growth capital to companies across a wide range of industries. Weston Presidio has raised over $3.3 billion in capital through five investment funds and provided capital to over 300 leading growth companies.

About MacDermid

MacDermid is a leading worldwide manufacturer of specialty chemical processes for the metal and plastic finishing, electronics and graphic arts industries with operating facilities in 20 countries. MacDermid manufactures the following products: (1) chemical-based products used to decorate and protect metals and plastics; (2) specialty chemicals used to manufacture complex printed circuit boards; (3) lubricants and cleaning agents for the oil drilling and production industry; and (4) image transfer supplies for the commercial printing, newspaper and packaging industries. Established in 1922 in Waterbury, Connecticut, MacDermid now maintains its principal executive offices in Denver, Colorado and employs 2,900 people worldwide.  Learn more at the company’s web site, http://www.macdermid.com.

Safe Harbor Statement

Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe,” “look to” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.

These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, (1) potential difficulties in employee retention as a result of the Merger; (2) the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of certain financings obtained for the Merger; and (3) the impact of the substantial indebtedness incurred to finance the consummation of the Merger.

You should keep in mind that any forward-looking statement made in the foregoing discussion speaks only as of the date on which such forward-looking statement is made.  New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company.  We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law.  In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.